Exhibit 10.A(i)a

LIMITED LIABILITY PARTNERSHIP

EXECUTION COPY

10 June 2003

ECOLAB INC.

(incorporated under the laws of the State of Delaware)

as Issuer

CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED

as Arranger

- and -

CITIBANK INTERNATIONAL plc

CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED

as Dealers

DEALER AGREEMENT

relating to a U.S.$200,000,000

EURO-COMMERCIAL PAPER PROGRAMME

CONTENTS

Clause

1.	Interpretation

2.	Issue

3.	Representations And Warranties

4.	Covenants And Agreements

5.	Conditions Precedent

6.	Termination And Appointment

7.	Notices

8.	Third Party Rights

9.	Law And Jurisdiction

10.	Counterparts

SCHEDULE 1	CONDITION PRECEDENT DOCUMENTS

SCHEDULE 2	SELLING RESTRICTIONS

SCHEDULE 3	PROGRAMME SUMMARY

SCHEDULE 4	INCREASE OF MAXIMUM AMOUNT

SCHEDULE 5	APPOINTMENT OF NEW DEALER

SCHEDULE 6	FORM OF CALCULATION AGENCY AGREEMENT

THIS AGREEMENT is made on 10 June 2003

BETWEEN

(1)         ECOLAB INC. (the “Issuer”);

(2)         CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED (the “Arranger”); and

(3)         CITIBANK INTERNATIONAL plc and CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED as dealers for the Notes to be issued under the Programme (each a “Dealer”).

IT IS AGREED as follows:

1.           INTERPRETATION

1.1         Definitions

In this Agreement:

“Agency Agreement” means the note agency agreement, dated the date hereof, between the Issuer and the Issue and Paying Agent, providing for the issue of and payment on the Notes, as such agreement may be amended or supplemented from time to time;

“Agreements” means this Agreement (as amended or supplemented from time to time), any agreement reached pursuant to Clause 2.1, the Deed of Covenant and the Agency Agreement;

“Dealer(s)” means the institution or institutions specified as a Dealer in the Programme Summary together with any additional institution or institutions appointed pursuant to Clause 6.2 but excluding any institution or institutions whose appointment has been terminated pursuant to Clause 6.1;

“Deed of Covenant” means the deed of covenant, dated the date hereof, executed by the Issuer in respect of Global Notes issued pursuant to the Agency Agreement, as such deed may be amended or supplemented from time to time;

“Definitive Note” means a security printed Note in definitive bearer form;

“Disclosure Documents” means, at any particular date, (a) the Information Memorandum, (b) the most recently published audited consolidated financial statements of the Issuer, any subsequent quarterly unaudited financial statements of the Issuer and any other financial statements of the Issuer on Form 8-K, that in each case are filed with the United States Securities and Exchange Commission (the “SEC”) and (c) any other document delivered by the Issuer to the Dealer(s) which the Issuer has expressly authorised to be distributed to actual or potential purchasers of Notes;

“Dollars” and “U.S.$” denote the lawful currency of the United States of America; and “Dollar Note” means a Note denominated in Dollars;

“Dollar Equivalent” means, on any day:

(a)             in relation to any Dollar Note, the nominal amount of such Note; and

(b)            in relation to any Note denominated or to be denominated in any other currency, the amount in Dollars which would be required to purchase the nominal amount of such Note as expressed in such other currency at the spot rate of exchange for the purchase of such other currency with Dollars quoted by the Issue and Paying Agent at or about 11.00 a.m. (London time) on such day;

“Euro”, “euro”, “EUR” or “€” means the lawful currency of member states of the European Union that adopt the single currency introduced in accordance with the Treaty; and “Euro Note” means a Note denominated in Euro;

“FSMA” means the Financial Services and Markets Act 2000;

“Global Note” means a Note in global bearer form, representing an issue of promissory notes of a like maturity which may be issued by the Issuer from time to time pursuant to the Agency Agreement;

“Index Linked Note” means a Note, the redemption or coupon amount of which is not fixed at the time of issue, but which is to be calculated in accordance with such formula or other arrangement as is agreed between the Issuer and the relevant Dealer at the time of reaching agreement under Clause 2.1;

“Information Memorandum” means the most recent information memorandum, as the same may be amended or supplemented from time to time, containing information about the Issuer and the Programme, the text of which has been prepared by or on behalf of the Issuer for use by the Dealer(s) in connection with the transactions contemplated by this Agreement;

“Issue and Paying Agent” means Citibank, N.A. and any successor issue and paying agent appointed in accordance with the Agency Agreement;

“Japanese Yen” and “¥” denote the lawful currency of Japan, and “Yen Note” means a Note denominated in Japanese Yen;

“Loss” means any liability, damages, cost, loss or expense (including, without limitation, legal fees, costs and expenses and any value added tax thereon);

“Note” means a commercial paper note of the Issuer purchased or to be purchased by a Dealer under this Agreement, in bearer global or definitive form, substantially in the relevant form scheduled to the Agency Agreement or such other form(s) as may be agreed from time to time between the Issuer and the Issue and Paying Agent and, unless the context otherwise requires, includes the commercial paper notes represented by the Global Notes;

“Programme” means the Euro-commercial paper programme established by this Agreement;

“Programme Summary” means the summary of the particulars of the Programme as set out in Schedule 3, as such summary may be amended or superseded from time to time;

“Related Party” means, in respect of any person, any affiliate of that person or any officer, director, employee or agent of that person or any such affiliate or any person by whom any of them is controlled for the purposes of the Securities Act;

“relevant jurisdiction” means any one or more of the United Kingdom, the jurisdiction of incorporation of the Issuer and any jurisdiction from or through which any payment under or in respect of any Note or any Agreement may be made;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Sterling” and “£” denote the lawful currency of the United Kingdom; and “Sterling Note” means a Note denominated in Sterling;

“Subsidiary” means, in respect of any person (the “first person”) at any particular time, any other person (the “second person”):

(a)             Control: whose affairs and policies the first person controls or has the power to control, whether by ownership of share capital, contract, the power to appoint or remove a majority of the members of the governing body of the second person or otherwise; or

(b)            Consolidation:  whose financial statements are, in accordance with applicable law and generally accepted accounting principles, consolidated with those of the first person;

“Swiss Franc” and “CHF” denote the lawful currency of Switzerland; and “Swiss Franc Note” means a Note denominated in Swiss Francs; and

“Treaty” means the Treaty establishing the European Community, as amended.

1.2         Programme Summary

Terms not expressly defined herein shall have the meanings set out in the Programme Summary.

1.3         Legislation

Any reference in this Agreement to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.4         Clauses and Schedules

Any reference in this Agreement to a Clause, sub-clause or a Schedule is, unless otherwise stated, to a clause or sub-clause hereof or a schedule hereto.

1.5         Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

2.           ISSUE

2.1         Basis of agreements to issue; uncommitted facility

Subject to the terms hereof, the Issuer may issue Notes to the Dealer(s) from time to time at such prices and upon such terms as the Issuer and the relevant Dealer may agree, provided that the Issuer has, and shall have, no obligation to issue Notes to the Dealer(s), except as agreed, and each Dealer has, and shall have, no obligation to subscribe Notes from the Issuer, except as agreed.  The Issuer acknowledges that the Dealer(s) may resell Notes subscribed by such Dealer(s).  The tenor of each Note shall not be less than the Minimum Term nor greater than the Maximum Term specified in the Programme Summary, calculated from the date of issue of such Note to the maturity date thereof.  Definitive Notes (if any) shall be issued in the Denomination(s) specified in the Programme Summary.  Each issue of Notes having the same issue date, maturity date, currency of denomination, yield and redemption basis will be represented by a Global Note or by Definitive Notes having the aggregate nominal amount of such issue as may be agreed between the Issuer and the relevant Dealer.

2.2         Procedures

If the Issuer and any Dealer shall agree on the terms of the subscription of any Note by such Dealer (including agreement with respect to the issue date, maturity date, currency, denomination, yield, redemption basis, aggregate nominal amount and purchase price), then:

2.2.1         Instruction to Issue and Paying Agent:  the Issuer shall instruct the Issue and Paying Agent to issue such Note and deliver it in accordance with the terms of the Agency Agreement;

2.2.2          Payment of purchase price:  the relevant Dealer shall subscribe such Note on the date of issue:

(a)       Dollar Note:  in the case of a Dollar Note, by transfer of funds settled through the New York Clearing House Interbank Payments System (or such other same-day value funds as at the time shall be customary for the settlement in New York City of international banking transactions denominated in Dollars) to such account of the Issue and Paying Agent in New York City denominated in Dollars as the Issue and Paying Agent shall have specified for this purpose; or

(b)       Euro Note:  in the case of a Euro Note, by transfer of funds settled through the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System to such account of the Issue and Paying Agent outside the United Kingdom denominated in Euro as the Issue and Paying Agent shall have specified for this purpose; or

(c)       Other Notes:  in all other cases, by transfer of freely transferable same-day funds in the relevant currency to such account of the Issue and Paying Agent at such bank in the principal domestic financial centre for such currency as the Issue and Paying Agent shall have specified for this purpose, or, in each case, by such other form of transfer as may be agreed between the relevant Dealer and the Issuer; and

2.2.3         Delivery Instructions:  the relevant Dealer shall notify the Issue and Paying Agent and the Issuer of the payment and delivery instructions applicable to such Note or Notes by telephone, fax or telex, such notification to be received in sufficient time and in any event no later than (i) 12 noon (London time) on the proposed issue date (in the case of Sterling Definitive Notes); (ii) 12 noon (Paris time) on the proposed issue date in the case of Notes to be cleared through Euroclear France; or (iii) in any other case, 10.00 a.m. (London time) one Business Day prior to the proposed issue date (or such later time or date as may be agreed between the Issue and Paying Agent and the relevant Dealer) to enable the Issue and Paying Agent to deliver such Note or Notes as contemplated in the Agency Agreement (or, in the case of Sterling Definitive Notes, make the same available for collection) on its issue date.

2.3         Failure of agreed issuance

If for any reason (including, without limitation, the failure of the relevant trade) a Note agreed to be purchased pursuant to Clause 2.1 is not to be issued, each of the Issuer and the relevant Dealer shall immediately notify the Issue and Paying Agent thereof.

2.4         Issuance currencies

The parties acknowledge that Notes issued under the Programme may be denominated in Dollars, euro, Japanese Yen, Sterling, Swiss Francs, or, subject as provided below, in any other currency.  Any agreement reached pursuant to Clause 2.1 to sell and purchase a Note denominated in a currency other than Dollars, euro, Japanese Yen, Sterling, Swiss Francs shall be conditional upon:

2.4.1         Compliance:  it being lawful and in compliance with all requirements of any relevant central bank and any other relevant fiscal, monetary, regulatory or other authority, for deposits to be made in such currency and for such Note to be issued, offered for sale, sold and delivered;

2.4.2         Convertibility:  such other currency being freely transferable and freely convertible into Dollars; and

2.4.3         Amendments:  any appropriate amendments which the relevant Dealer, the Issuer or the Issue and Paying Agent shall require having been made to this Agreement and/or the Agency Agreement.

2.5         Increase of Maximum Amount

The Issuer may increase the Maximum Amount by giving at least ten days’ notice by letter, substantially in the form set out in Schedule 4, to each of the Dealer(s) and the Issue and Paying Agent.  Such increase will not take effect until the Dealer(s) have received from the Issuer the documents listed in such letter or in Schedule 1 (if required by the Dealer(s)), in each case in form and substance acceptable to each Dealer.

2.6         Calculation Agent

If Index Linked Notes are to be issued, the Issuer will appoint either the relevant Dealer or the Issue and Paying Agent (subject to the consent of the relevant Dealer or the Issue and Paying Agent, as the case may be, thereto) or some other person (subject to the consent of the relevant Dealer and the Issue and Paying Agent to such person’s appointment) to be the calculation agent in respect of such Index Linked Notes and the following provisions shall apply:

2.6.1         Dealer:  if a Dealer is to be the calculation agent, its appointment as such shall be on the terms of the form of agreement set out in Schedule 6, and each Dealer will be deemed to have entered into an agreement in such form for a particular calculation if it is named as calculation agent in the redemption calculation attached to or endorsed on the relevant Note;

2.6.2         Issue and Paying Agent:  if the Issue and Paying Agent is to be the calculation agent, its appointment as such shall be on the terms set out in the Agency Agreement; and

2.6.3         Other Calculation Agent:  if the person nominated by a Dealer or by the Issue and Paying Agent as calculation agent is not a Dealer, that person shall execute (if it has not already done so) an agreement substantially in the form of the agreement set out in Schedule 6 and the appointment of that person shall be on the terms of that agreement.

3.           REPRESENTATIONS AND WARRANTIES

3.1         Representations and warranties

The Issuer represents and warrants to each Dealer at the date of this Agreement, each date upon which the Maximum Amount is increased, each date upon which an agreement for the sale of Notes is made and each date upon which Notes are, or are to be, issued that:

3.1.1         Authorisation; valid, binding and enforceable:  each of:

(a)       the establishment of the Programme and the execution, delivery and performance by the Issuer of the Agreements and the Notes;

(b)       the entering into and performance by the Issuer of any agreement for the sale of Notes reached pursuant to Clause 2.1; and

(c)       the issue and sale of the Notes by the Issuer under the Agreements,

has been duly authorised by all necessary action and the same constitute or, in the case of Notes, will, when issued in accordance with the Agency Agreement, constitute, valid and binding obligations of the Issuer enforceable against it in accordance with their respective terms (subject, as to enforceability, to bankruptcy, insolvency, reorganisation and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity);

3.1.2         Status:  the obligations of the Issuer under each of the Agreements and the Notes will rank (other than in the case of obligations preferred by mandatory provisions of law) at least pari passu with all other present and future unsecured and unsubordinated indebtedness of, or guaranteed by, the Issuer;

3.1.3          Incorporation, capacity: the Issuer is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and:

(a)       the establishment of the Programme, the execution, delivery and performance by the Issuer of the Agreements and the Notes;

(b)       the entering into and performance by the Issuer of any agreement for the sale of Notes reached pursuant to Clause 2.1; and

(c)       the issue and sale of the Notes by the Issuer under the Agreements,

will not infringe any of the provisions of the Issuer’s amended and restated certificate on incorporation and by-laws and will not contravene any law, regulation, order or judgment to which the Issuer or any of its assets is subject nor result in the breach of any term of, or cause a default under, any instrument to which the Issuer is a party or by which it or any of its assets may be bound except for such breaches or defaults as could not reasonably be expected to be material in the context of this Agreement and the transactions contemplated hereby;

3.1.4         Approvals: all consents, authorisations, licences or approvals of and registrations and filings with any governmental or regulatory authority required in connection with the issue by the Issuer of Notes under the Agreements and the performance of the Issuer’s obligations under the Agreements and the Notes have been obtained and are in full force and effect, and copies thereof have been supplied to the Dealer(s) except for such consents, authorisations, licences, approvals, registrations and filings as could not reasonably be expected to be material in the context of this Agreement and the transactions contemplated hereby;

3.1.5         Disclosure:  in the context of this Agreement and the transactions contemplated hereby, the information contained or incorporated by reference in the Disclosure Documents is true and accurate in all material respects and is not misleading in any material respect and there are no other facts in relation to the Issuer or any Notes the omission of which makes, in the context of the issue of Notes, the Disclosure Documents as a whole or any such information contained or incorporated by reference therein misleading in any material respect;

3.1.6         Financial Statements: the audited financial statements of the Issuer, any quarterly unaudited financial statements of the Issuer and any other financial statements of the Issuer on Form 8-K published subsequently thereto, and in each case filed with the SEC and incorporated by reference in the Information Memorandum, present fairly and accurately the consolidated financial position of the Issuer and its Subsidiaries as of the respective dates of such statements and the consolidated results of operations of the Issuer and its Subsidiaries for the periods they cover or to which they relate and such financial statements have been prepared in accordance with the relevant laws of the United States and with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (unless and to the extent otherwise stated therein);

3.1.7         No material adverse change, No litigation: since the date of the most recent audited financial statements of the Issuer supplied to the Dealer(s) and, in relation to any date on which this warranty falls to be made after the date hereof, save as otherwise disclosed by any Disclosure Document subsequently delivered by the Issuer to the Dealer(s):

(a)       there has been no adverse change in the business, financial or other condition of the Issuer or any of its Subsidiaries; and

(b)       there is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Issuer, threatened against or affecting the Issuer or any of its subsidiaries,

which in any case could reasonably be expected to be material in the context of this Agreement and the transactions contemplated hereby;

3.1.8         No default:  the Issuer is not in default in respect of payment of any indebtedness for borrowed money where such indebtedness is in an aggregate amount greater than U.S.$20,000,000;

3.1.9         No ratings downgrade: there has been no downgrading, nor any notice to the Issuer of any intended downgrading, in the rating accorded to the Issuer’s short-term or long-term debt by Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies Inc., or Moody’s Investors Service, Inc.;

3.1.10       Taxation: subject to compliance with the terms of the Agreements, the Issuer is not required by any law or regulation nor any relevant taxing authority in the United States to make any deduction or withholding from any payment due under the Notes, the Agency Agreement, or the Deed of Covenant for or on account of any income, registration, transfer or turnover taxes, customs or other duties or taxes of any kind;

3.1.11       Maximum Amount not exceeded: the outstanding principal amount of all Notes on the date of issue of any Note does not and will not exceed the Maximum Amount set out in the Programme Summary (as increased from time to time pursuant to Clause 2.5) and for this purpose the nominal amount of any Note denominated in any currency other than Dollars shall be taken as the Dollar Equivalent of such nominal amount as at the date of the agreement for the issue of such Note; and

3.1.12       Investment Company: the Issuer is not an investment company as defined in the United States Investment Company Act of 1940.

3.2         Notice of inaccuracy

If, prior to the time a Note is issued and delivered to or for the account of the relevant Dealer, an event occurs which would render any of the representations and warranties set out in Clause 3.1 immediately, or with the lapse of time, untrue or incorrect in any material respect, the Issuer will inform the relevant Dealer in writing as soon as practicable of the occurrence of such event.  In either case, the relevant Dealer shall inform the Issuer in writing without any undue delay whether it wishes to continue or discontinue the issuance and delivery of the respective Notes.

4.           COVENANTS AND AGREEMENTS

4.1         Issuer

The Issuer covenants and agrees that:

4.1.1         Delivery of published information:  whenever the Issuer shall publish or make available to its shareholders or to the public (by filing with any regulatory authority, securities exchange or otherwise) any information which could reasonably be expected to be material in the context of this Agreement and the transactions contemplated hereby, the Issuer shall notify the Dealer(s) as to the nature of such information, shall make a reasonable number of copies of such information available to the Dealer(s) upon request to permit distribution to investors and prospective investors and shall take such action as may be necessary to ensure that the representation and warranty contained in sub-clause 3.1.5 is true and accurate in all material respects on the dates contemplated by such sub-clause.  Notwithstanding the foregoing, the Issuer will satisfy its obligations to notify the Dealer(s) under this Clause 4.1.1 by maintaining an e-mail alert system affording the Dealer(s) the opportunity to register via the Issuer’s web site to receive notification of the Issuer’s news releases and filings with the SEC, and the Dealers agree to so register.  The Issuer will notify the Dealer(s) if the e-mail alert system is discontinued and, in such event, notices pursuant to this Clause 4.1.1 will be delivered in accordance with Clause 7.1 of this Agreement.  Certain SEC Filings are available via electronic means including the Internet (http://www.sec.gov/cgi-bin/srch-edgar) and Bloomberg Business News.

4.1.2          Indemnity:  the Issuer undertakes to the Dealers that if the Dealer or any of the Dealer’s Related Parties incurs any Loss arising out of:

(a)       the Issuer’s failure (other than, in the reasonable opinion of the Issuer, for technical reasons) to make due payment under the Notes; or

(b)       Notes not being issued for any reason (other than as a result of the failure of any Dealer to pay) after an agreement for the sale of such Notes has been made; or

(c)       any breach or alleged breach of the representations, warranties, covenants or agreements made by the Issuer in this Agreement,

the Issuer shall pay to the Dealer on demand an amount equal to such Loss.  The Dealer shall not have any duty or other obligation, whether as fiduciary or trustee for any of its Related Parties or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Clause.

4.1.3          Expenses, stamp duties, amendments: the Issuer will:

(a)       Arranger’s expenses:  pay, or reimburse the Arranger for, all reasonable out-of-pocket costs and expenses (including United Kingdom value added tax and any other taxes or duties thereon and fees and disbursements of counsel to the Arranger) incurred by the Arranger in connection with the preparation, negotiation, printing, execution and delivery of this Agreement and all documents contemplated by this Agreement;

(b)       Dealers’ expenses:  pay, or reimburse each Dealer for, all reasonable out-of-pocket costs and expenses (including United Kingdom value added tax and any other taxes or duties thereon and fees and disbursements of counsel to such Dealer) incurred by such Dealer in connection with the enforcement or protection of its rights under this Agreement;

(c)       Stamp duties:  pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable upon or in connection with the creation and issue of the Notes and the execution, delivery and performance of the Agreements and the Issuer shall indemnify each Dealer against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it may incur as a result or arising out of or in relation to any failure to pay or delay in paying any of the same;

(d)       Amendments:  notify each Dealer of any change in the identity of or the offices of the Issue and Paying Agent and any material change or amendment to or termination of the Agency Agreement or the Deed of Covenant not later than five days prior to the making of any such change or amendment or such termination; and it will not permit to become effective any such change, amendment or termination which could reasonably be expected to affect adversely the interests of any Dealer or the holder of any Notes then outstanding; and

4.1.4         No deposit-taking:  the Issuer will issue the Notes only if the following conditions apply (or the Notes can otherwise be issued without contravention of section 19 of the FSMA):

(a)       Selling restrictions: each relevant Dealer represents, warrants and agrees in the terms set out in sub-clause 3.2 of Schedule 2; and

(b)       Minimum denomination: the redemption value of each such Note is not less than $500,000 (or an amount of equivalent value denominated wholly or partly in a currency other than dollars), and no part of any Note may be transferred unless the redemption value of that part is not less than $500,000 (or such an equivalent amount).

4.2         Compliance

The Issuer shall take such steps (in conjunction with the Dealer(s), where appropriate) to ensure that any laws and regulations or requirements of any governmental agency, authority or institution which may from time to time be applicable to any Note shall be fully observed and complied with and in particular (but without limitation):

4.2.1         Regulation S:  that neither the Issuer, nor any of its affiliates nor any person acting on its or its affiliates behalf have engaged or will engage in any directed selling efforts with respect to the Notes, and its affiliates have complied and will comply with the offering restrictions requirement of Regulation S.  Terms used in this sub-clause have the meanings given to them by Regulation S under the Securities Act.

4.3         Selling restrictions

Each Dealer represents, covenants and agrees that it has complied with and will comply with the selling restrictions set out in Schedule 2, and that the representations contained therein are true and correct.  Subject to compliance with those restrictions, each Dealer is hereby authorised by the Issuer to circulate the Disclosure Documents to purchasers or potential purchasers of the Notes.

4.4         Dealers’ obligations several

The obligations of each Dealer contained in this Agreement are several.

4.5         Status of Arranger

Each of the Dealers agrees that the Arranger has only acted in an administrative capacity to facilitate the establishment and/or maintenance of the Programme and has no responsibility to it for (a) the adequacy, accuracy, completeness or reasonableness of any representation, warranty, undertaking, agreement, statement or information in the Information Memorandum, this Agreement or any information provided in connection with the Programme or (b) the nature and suitability to it of all legal, tax and accounting matters and all documentation in connection with the Programme or any issue of Notes thereunder.

5.           CONDITIONS PRECEDENT

5.1         Conditions precedent to first issue

The Issuer agrees to deliver to each Dealer, prior to the first issue of Notes to that Dealer, each of the documents set out in Schedule 1 in form, substance and number reasonably requested by the relevant Dealer.

5.2         Conditions precedent to each issue

In relation to each issue of Notes, it shall be a condition precedent to the purchase thereof by any Dealer that (a) the representations and warranties in Clause 3.1 shall be true and correct in all material respects on each date upon which an agreement for the sale of Notes is made hereunder and on the date on which such Notes are issued and that (b) there is no other material breach of the Issuer’s obligations under any of the Agreements or the Notes.

5.3         Sterling Definitive Notes

In relation to an issue of Sterling Definitive Notes (and if so agreed between the Issuer and the relevant Dealer), it shall be a condition precedent to the purchase thereof by any Dealer that the Issuer supplies to each Dealer, not less than five days prior to the first issue of such Notes to that Dealer, confirmation from the Issue and Paying Agent that the relevant agreed forms of Definitive Note have been security printed and the same delivered to the Issue and Paying Agent.

6.           TERMINATION AND APPOINTMENT

6.1         Termination

The Issuer may terminate the appointment of any Dealer, and any Dealer may resign, on not less than ten days’ written notice to the relevant Dealer or the Issuer, as the case may be.  The Issuer shall promptly inform the other Dealer(s) and the Issue and Paying Agent of any such termination or resignation.  The rights and obligations of each party hereto shall not terminate in respect of any rights or obligations accrued or incurred before the date on which such termination takes effect and the provisions of sub-clause 4.1.2 and 4.1.3 shall survive termination of this Agreement and delivery against payment for any of the Notes.

6.2         Additional Dealers

Nothing in this Agreement shall prevent the Issuer from appointing one or more additional Dealers upon the terms of this Agreement provided that any additional Dealer shall have first confirmed acceptance of its appointment upon such terms in writing to the Issuer in substantially the form of the letter set out in Schedule 5, whereupon it shall become a party to this Agreement vested with all the authority, rights, powers, duties and obligations as if originally named as a Dealer hereunder.  The Issuer shall promptly inform the other Dealer(s) and the Issue and Paying Agent of any such appointment.  The Issuer hereby agrees to supply to such additional Dealer, upon such appointment, such legal opinions as are specified in paragraph 6 of Schedule 1, if requested, or reliance letters in respect thereof.

7.           NOTICES

7.1         Addressee for notices

All notices and other communications hereunder shall, save as otherwise provided in this Agreement, be made in writing and in English (by letter or fax) and shall be sent to the intended recipient at the address or fax number and marked for the attention of the person (if any) from time to time designated by that party to the other parties hereto for such purpose.  The initial address and fax number so designated by each party are set out in the Programme Summary.

7.2         Effectiveness

Any communication from any party to any other under this Agreement shall be effective upon receipt by the addressee, provided that any such notice or other communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of the addressee.

7.3         Assignment

If, at any time, any Dealer shall transfer all or substantially all of its euro-commercial paper business to any affiliate then, on the date such transfer becomes effective, such affiliate shall become the successor to the relevant Dealer under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto so that the Issuer and such affiliate shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form (the relevant changes having been made) of this Agreement.  After the said effective date all references in this Agreement to the relevant Dealer shall be deemed to be references to such affiliate.  The relevant Dealer shall, as soon as reasonably practicable, give notice of any such transfer to the Issuer.  In this Clause 7.3, “affiliate” means, in relation to any person, any entity controlled, directly or indirectly, by such person, any entity that controls, directly or indirectly, such person, or any entity under common control with such person.  For this purpose “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

8.           THIRD PARTY RIGHTS

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

9.           LAW AND JURISDICTION

9.1         Governing law

This Agreement and all matters arising from or connected with it are governed by, and shall be construed in accordance with, English law.

9.2         English courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) or the consequences of its nullity.

9.3         Appropriate forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

9.4         Rights of the Dealers to take proceedings outside England

Clause 9.2 (English courts) is for the benefit of the Dealers only.  As a result, nothing in this Clause 9 (Law and jurisdiction) prevents the Dealers from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction.  To the extent allowed by law, the Dealers may take concurrent Proceedings in any number of jurisdictions.

9.5         Process agent

The Issuer agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to Law Debenture Corporate Services Limited at Fifth Floor, 100 Wood Street, London EC2V 7EX or, if different, its registered office for the time being or at any address of the Issuer in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act 1985.  If such person is not or ceases to be effectively appointed to accept service of process on behalf of the Issuer, the Issuer shall, on the written demand of any Dealer addressed and delivered to the Issuer appoint a further person in England to accept service of process on its behalf and, failing such appointment within 15 days, any Dealer shall be entitled to appoint such a person by written notice addressed to the Issuer and delivered to the Issuer.  Nothing in this paragraph shall affect the right of any Dealer to serve process in any other manner permitted by law.  This clause applies to Proceedings in England and to Proceedings elsewhere.

10.         COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which when taken together shall constitute a single agreement.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

CONDITION PRECEDENT DOCUMENTS

1.           Certified copies of the Issuer’s amended and restated certificate on incorporation and by-laws.

2.           Certified copies of all documents evidencing the internal authorisations and approvals required to be granted by the Issuer in connection with the Programme.

3.           Certified copies of any governmental or other consents and any filings required in connection with the Programme.

4.           Certified or conformed copies of:

(a)             the Dealer Agreement, as executed;

(b)            the Agency Agreement, as executed; and

(c)             the Deed of Covenant, as executed.

5.           Copies of:

(a)             the confirmation of acceptance of appointment from the agent for service of process; and

(b)            confirmation that the Deed of Covenant has been delivered to the Issue and Paying Agent.

6.           Legal opinions from:

(a)             the associate general counsel of the Issuer as to the due incorporation of the Issuer and the due authorisation and execution of the Agreements; and

(b)            Clifford Chance as to the laws of England.

7.           The Information Memorandum.

8.           A list of the names, titles and specimen signatures of the persons authorised:

(a)             to sign on behalf of the Issuer this Agreement, the Deed of Covenant, the Agency Agreement and the Notes;

(b)            to sign on behalf of the Issuer all notices and other documents to be delivered in connection therewith; and

(c)             to take any other action on behalf of the Issuer in relation to the Programme.

9.           Confirmation from the Arranger that all legal, printing and other costs and expenses incurred in the arrangement of the Programme have been paid by the Issuer.

10.         Confirmation from the Issuer or the Issue and Paying Agent that the relevant forms of Global Note have been prepared and the same delivered to the Issue and Paying Agent.

11.         Confirmation that Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies Inc., and Moody’s Investors Service, Inc. respectively have granted ratings for the Programme.

SCHEDULE 2

SELLING RESTRICTIONS

1.           General

By its purchase and acceptance of Notes issued under this Agreement, each Dealer represents, warrants and agrees that it will observe all applicable laws and regulations in any jurisdiction in which it may offer, sell or deliver Notes; and that it will not directly or indirectly offer, sell, resell, re-offer or deliver Notes or distribute any Disclosure Document, circular, advertisement or other offering material in any country or jurisdiction except under circumstances that will result in compliance with all applicable laws and regulations.

2.           The United States of America

2.1         Regulation S Restrictions

The Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons.  Each Dealer represents and agrees that it has offered and sold, and will offer and sell, Notes only outside the United States to non-U.S. persons in accordance with Rule 903 of Regulation S under the Securities Act.  Accordingly, each Dealer represents and agrees that neither it, its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Notes, and that it and they have complied and will comply with the offering restrictions requirement of Regulation S.  Each Dealer also agrees that, at or prior to confirmation of sale of Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons.  Terms used above have the meanings given to them by Regulation S under the Securities Act.”

Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

2.2         Tax Restrictions

2.2.1          Except to the extent permitted under U.S. Treas. Reg. §1.163-5(c)(2)(i)(D) (the “D Rules”), each Dealer (A) represents that it has not offered or sold, and agrees that during the restricted period it will not offer or sell, Notes (or interests therein) to a person who is within the United States or its possessions or to a United States person, and (B) represents that it has not delivered and agrees that it will not deliver within the United States or its possessions definitive Notes that are sold during the restricted period;

2.2.2         each Dealer represents that it has in effect, and agrees that throughout the restricted period it will have in effect, procedures reasonably designed to ensure that its employees and agents who are directly engaged in selling Notes (or interests therein) are aware that such Notes (or interests therein) may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States person, except as permitted by the D Rules;

2.2.3         if it is a United States person, each Dealer represents that it is acquiring the Notes (or interests therein) for purposes of resale in connection with their original issue and if it retains Notes (or interests therein) for its own account, it will only do so in accordance with the requirements of U.S. Treas. Reg. §1.163-5(c)(2)(i)(D)(6)(i); and

2.2.4         with respect to each affiliate that acquires Notes (or interests therein) for the purpose of offering or selling such Notes (or interests therein) during the restricted period, each Dealer either (A) repeats and confirms the representations and agreements contained in subparagraphs 2.2.1 to 2.2.3 on its behalf or (B) agrees that it will obtain from such affiliate for the benefit of the Issuer the representations and agreements contained in subparagraphs 2.2.1 to 2.2.3.

Terms used in this paragraph 2.2 and not defined herein have the meanings given to them by the U.S. Internal Revenue Code and regulations thereunder, including the D Rules.

3.           The United Kingdom

In relation to each issue of Notes, the Dealer purchasing such Notes represents, warrants and undertakes to the Issuer that:

3.1         No deposit-taking:

3.1.1          it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business; and

3.1.2          it has not offered or sold and will not offer or sell any such Notes other than to persons:

(a)       whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses; or

(b)      who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses,

where the issue of the Notes would otherwise constitute a contravention of Section 19 of the FSMA by the Issuer;

3.2         Financial promotion:  it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and

3.3         General compliance: it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

4.           Japan

The Notes have not been and will not be registered under the Securities and Exchange Law of Japan and, accordingly, each Dealer undertakes that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person expect under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.  For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organised under the laws of Japan.

5.           Switzerland

Each Dealer agrees that any issue of Notes denominated in Swiss Francs will be in compliance with the guidelines of the Swiss National Bank regarding issues of Swiss Franc denominated debt securities.

SCHEDULE 3

PROGRAMME SUMMARY

Issuer

Ecolab Inc.

Address:	370 North Wabasha Street St. Paul MN 55102-1390 U.S.A.

Telephone:	+ 1 651 293 2157
Fax:	+ 1 651 293 2379
Contact:	Assistant Treasurer

Dealer and Arranger

Credit Suisse First Boston (Europe) Limited

Address:	One Cabot Square London E14 4QJ
Telephone:	+ 44 20 7888 9968
Fax:	+ 44 20 7905 6132
Contact:	Commercial Paper Desk

Dealer

Citibank International plc

Address:	Citigroup Centre Canada Square Canary Wharf London E14 5LB
Telephone:	+ 44 20 7986 9070
Fax:	+ 44 20 7986 6837
Contact:	Short-Term Fixed Income Desk

Issue and Paying Agent

Citibank, N.A.

Address:	5 Carmelite Street London EC4Y 0PA
Telephone:	+ 44 20 7508 3826
Fax:	+ 44 20 7508 3884
Contact:	Global Agency and Trust

Maximum Amount:		Denominations:

U.S.$200,000,000		U.S.$500,000

(or other conventionally accepted Denominations in other currencies, provided that the Dollar Equivalent of any Note must be at least U.S.$500,000 on the issue date).

Governing Law:		Form of Notes:

Agreements: Notes:	English English

Exchangeable Global Notes.  A Global Note will be exchangeable, in whole but not in part, for Definitive Notes after surrender of the Global Note to the Issue and Paying Agent only (i) if default is made in payment of any sum due under the Notes represented by such Global Note, or (ii) if Euroclear or Clearstream, Luxembourg or any relevant clearing system is closed for a continuous period of 14 days or more (other than by reason of weekends or public holidays, statutory or otherwise).

Sterling Definitive Notes.

Notes may be issued at a discount to face value or may bear fixed or floating rate interest or may be Index Linked Notes.

Minimum Term:		Maximum Term:

One day		183 days

Clearing Systems:		Selling Restrictions:

Euroclear Bank S.A./N.V., as operator of the Euroclear system Euroclear France Clearstream Banking, société anonyme, Luxembourg		U.S.A. United Kingdom Japan Switzerland
(or such other recognised clearing system as may be agreed between the Issuer and the Issue and Paying Agent and in which Notes may from time to time be held)

Agent for Service of Process:

Law Debenture Corporate Services Limited

Address:	Fifth Floor

100 Wood Street
London EC2V 7EX
Telephone:	+44 20 7606 5451
Fax:	+44 20 7606 0643
Telex:	888347/8956803
Contact:	Service of Process

SCHEDULE 4

INCREASE OF MAXIMUM AMOUNT

[Letterhead of Issuer]

[Date]

To:          Credit Suisse First Boston (Europe) Limited

Citibank International plc

Citibank, N.A. (as Issue and Paying Agent])

Dear Sirs

U.S.$200,000,000 Euro-commercial paper programme

We refer to a dealer agreement dated 10 June 2003 (the “Dealer Agreement”) between ourselves as Issuer, the Arranger and the Dealers party thereto relating to a U.S.$200,000,000 Euro-commercial paper programme (the “Programme”).  Terms used in the Dealer Agreement shall have the same meaning in this letter.

In accordance with Clause 2.5 of the Dealer Agreement, we hereby notify each of the addressees listed above that the Maximum Amount of the Programme is to be increased from U.S.$[ ],000,000 to U.S.$[ ],000,000 with effect from [date], subject to delivery of the following documents:

(a)         an updated or supplemental Information Memorandum reflecting the increase in the Maximum Amount of the Programme;

(b)         certified copies of all documents evidencing the internal authorisations and approvals required to be granted by the Issuer for such increase in the Maximum Amount;

(c)         certified copies of [specify any governmental or other consents required by the Issuer] for such increase;

(d)         legal opinions from (i) the associate general counsel of the Issuer and (ii) Clifford Chance relating to such increase;

(e)         a list of names, titles and specimen signatures of the persons authorised to sign on behalf of the Issuer all notices and other documents to be delivered in connection with such an increase in the Maximum Amount; and

(f)          written confirmation that Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies Inc., and Moody’s Investors Service, Inc. respectively are maintaining their current ratings for the Programme.

From the date on which such increase in the Maximum Amount becomes effective, all references in the Dealer Agreement to the Maximum Amount or the amount of the Programme shall be construed as references to the increased Maximum Amount as specified herein.

Yours faithfully

for and on behalf of
ECOLAB INC.

SCHEDULE 5

APPOINTMENT OF NEW DEALER

[Letterhead of Issuer]

[Date]

To:          [Name of new Dealer]

Dear Sirs

U.S.$[•]00,000,000 Euro-commercial paper programme

We refer to a dealer agreement dated 10 June 2003 (the “Dealer Agreement”) between ourselves as Issuer, the Arranger and the Dealers party thereto relating to a U.S.$[•]00,000,000 Euro-commercial paper programme (the “Programme”).  Terms used in the Dealer Agreement shall have the same meaning in this letter.

In accordance with Clause 6.2 of the Dealer Agreement, we hereby appoint you as an additional dealer for the Programme upon the terms of the Dealer Agreement with [immediate effect/effect from [date]].  Please confirm acceptance of your appointment upon such terms by signing and returning to us the enclosed copy of this letter, whereupon you will, in accordance with Clause 6.2 of the Dealer Agreement, become a party to the Dealer Agreement vested with all the authority, rights, powers, duties and obligations as if originally named as a Dealer thereunder.

Yours faithfully

for and on behalf of
ECOLAB INC.

[On copy]

We hereby confirm acceptance of our appointment as a Dealer upon the terms of the Dealer Agreement referred to above.  For the purposes of Clause 7 (Notices), our contact details are as follows:

[Name of Dealer]

Address:	[ ]

Telephone:	[ ]
Fax:	[ ]
Telex:	[ ]
Contact:	[ ]

Dated:

Signed:
for [Name of new Dealer]

SCHEDULE 6

FORM OF CALCULATION AGENCY AGREEMENT

THIS AGREEMENT is made on [date]

BETWEEN

(1)         ECOLAB INC. (the “Issuer”); and

(2)         [CALCULATION AGENT], as the calculation agent appointed pursuant to Clause 2 hereof (the “Calculation Agent”, which expression shall include any successor thereto).

WHEREAS:

(A)        Under a dealer agreement (as amended, supplemented and/or restated from time to time, the “Dealer Agreement”) dated 10 June 2003 and made between the Issuer, the Arranger and the Dealer(s) referred to therein, and a note agency agreement (as amended, supplemented and/or restated from time to time, the “Agency Agreement”) dated 10 June 2003 and made between the Issuer and the agents referred to therein, the Issuer established a Euro-commercial paper programme (the “Programme”).

(B)         The Dealer Agreement contemplates, among other things, the issue under the Programme of index linked notes and provides for the appointment of calculation agents in relation thereto.  Each such calculation agent’s appointment shall be on substantially the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1.           INTERPRETATION

1.1         Definitions

Terms not expressly defined herein shall have the meanings given to them in the Dealer Agreement or the Agency Agreement.

1.2         Legislation

Any reference in this Agreement to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.3         Index Linked Notes

“Relevant Index Linked Notes” means such Index Linked Notes in respect of which the Calculation Agent is appointed.

2.           APPOINTMENT OF CALCULATION AGENT

The Issuer appoints the Calculation Agent as its agent for the purpose of calculating the redemption amount and/or, if applicable, the amount of interest in respect of the Relevant Index Linked Notes upon the terms and subject to the conditions of this Agreement.  The Calculation Agent accepts such appointment.

3.           DETERMINATION AND NOTIFICATION

3.1         Determination

The Calculation Agent shall determine the redemption amount of, and/or, if applicable, the amount of interest payable on, each Relevant Index Linked Note in accordance with the redemption calculation applicable thereto.

3.2         Notification

The Calculation Agent shall as soon as it has made its determination as provided for in Clause 3.1 above (and, in any event, no later than the close of business on the date on which the determination is made) notify the Issuer and the Issue and Paying Agent (if other than the Calculation Agent) of the redemption amount and/or, if applicable, the amount of interest so payable.

4.           STAMP DUTIES

The Issuer will pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) payable in connection with the execution, delivery and performance of this Agreement.

5.           INDEMNITY AND LIABILITY

5.1         Indemnity

The Issuer shall indemnify and hold harmless on demand the Calculation Agent against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it may incur arising out of the exercise of its powers and duties as Calculation Agent under this Agreement, except such as may result from its own negligence or bad faith or that of its officers, employees or agents.

5.2         Liability

The Calculation Agent may consult as to legal matters with lawyers selected by it, who may be employees of, or lawyers to, the Issuer.  If such consultation is made, the Calculation Agent shall be protected and shall incur no liability for action taken or not taken by it as Calculation Agent or suffered to be taken with respect to such matters in good faith, without negligence and in accordance with the opinion of such lawyers.

6.           CONDITIONS OF APPOINTMENT

The Calculation Agent and the Issuer agree that its appointment will be subject to the following conditions:

(a)             No obligations: in acting under this Agreement, the Calculation Agent shall act as an independent expert and shall not assume any obligations towards or relationship of agency or trust with the Issuer or the owner or holder of any of the Relevant Index Linked Notes or any interest therein;

(b)            Notices: unless otherwise specifically provided in this Agreement, any order, certificate, notice, request, direction or other communication from the Issuer made or given under any provision of this Agreement shall be sufficient if signed or purported to be signed by a duly authorised employee of the Issuer;

(c)             Duties: the Calculation Agent shall be obliged to perform only those duties which are set out in this Agreement and in the redemption calculation relating to the Relevant Index Linked Notes;

(d)            Ownership, interest: the Calculation Agent and its officers and employees, in its individual or any other capacity, may become the owner of, or acquire any interest in, any Relevant Index Linked Notes with the same rights that the Calculation Agent would have if it were not the Calculation Agent hereunder; and

(e)             Calculations and determinations: all calculations and determinations made pursuant to this Agreement by the Calculation Agent shall (save in the case of manifest error) be binding on the Issuer, the Calculation Agent and (if other than the Calculation Agent) the holder(s) of the Relevant Index Linked Notes and no liability to such holder(s) shall attach to the Calculation Agent in connection with the exercise by the Calculation Agent of its powers, duties or discretion under or in respect of the Relevant Index Linked Notes in accordance with the provisions of this Agreement, except such as may result from its own gross negligence or bad faith or that of its officers, employees or agents.

7.           ALTERNATIVE APPOINTMENT

If, for any reason, the Calculation Agent ceases to act as such or fails to comply with its obligations under Clause 3, the Issuer shall appoint [the Issue and Paying Agent] as calculation agent in respect of the Relevant Index Linked Notes.

8.           THIRD PARTY RIGHTS

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

9.           LAW AND JURISDICTION

9.1         Governing law

This Agreement is governed by, and shall be construed in accordance with, English law.

9.2         Jurisdiction

The Issuer agrees for the benefit of the Calculation Agent that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, “Proceedings” and “Disputes”) and, for such purposes, irrevocably submits to the jurisdiction of such courts.

9.3         Appropriate forum

The Issuer irrevocably waives any objection which it might now or hereafter have to the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any Disputes, and agrees not to claim that any such court is not a convenient or appropriate forum.

9.4         Process agent

The Issuer agrees that the process by which any Proceedings in England are begun may be served on it by being delivered to Law Debenture Corporate Services Limited at Fifth Floor, 100 Wood Street, London EC2V 7EX or, if different, its registered office for the time being.  If such person is not or ceases to be effectively appointed to accept service of process on behalf of the Issuer, the Issuer shall, on the written demand of the Calculation Agent addressed to the Issuer and delivered to the Issuer appoint a further person in England to accept service of process on its behalf and, failing such appointment within 15 days, the Calculation Agent shall be entitled to appoint such a person by written notice addressed to the Issuer and delivered to the Issuer.  Nothing in this paragraph shall affect the right of the Calculation Agent to serve process in any other manner permitted by law.

9.5         Non exclusivity

The submission to the jurisdiction of the courts of England shall not (and shall not be construed so as to) limit the right of the Calculation Agent to take Proceedings in any other court of competent jurisdiction, nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by law.

10.         COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which when taken together shall constitute a single agreement.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

ECOLAB INC.

By:

Signature Page

The Issuer

ECOLAB INC.

By:	/s/Mark D. Vangsgard

Mark D. Vangsgard

The Arranger

CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED

By:	/s/Andrea Gull

Andrea Gull

The Dealers

CITIBANK INTERNATIONAL plc

By:	/s/Collin Withers

Collin Withers

CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED

By:	/s/Andrea Gull

Andrea Gull